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                                                                     EXHIBIT 4.1


NBD Bank
28660 Northwestern Highway
Southfield, Michigan  48034
Telephone: (248) 799-5817
Fax: (248) 799-5826

Robert B. Green
First Vice President

October 8, 1998

Mr. Alan S. Ker
Vice President Finance and Treasurer
Universal Standard Healthcare, Inc.
26500 Northwestern Highway
4th Floor
Southfield, Michigan  48034-3754

Dear Al:

Enclosed please find the Master Demand Business Loan Note in the amount of $2,000,000.00 which requires your signature. An amendment to the Revolving Credit and Loan Agreement dated April 30, 1997, as amended (the "Credit Agreement"), will be drafted next week to incorporate this new facility. In brief, availability under this facility will be 1) the lesser of $2,000,000 or the Borrowing Base (defined initially as the sum of 40% of total net accounts receivable plus 80% of the appraised forced liquidation value of Universal Standard Healthcare, Inc. equipment in which NBD Bank has a perfected first security interest) reduced by the outstanding standby letter of credit in the amount of $1,016,343.32. The advance rate for net accounts receivable is reducing as follows: 40% during the months of October, November and December, 1998; 30% during the months of January and February, 1999 and 25% during the month of March, 1999. Expiration of this facility is March 31, 1999 unless earlier withdrawn by NBD Bank. All advances under this facility are at the sole discretion of NBD Bank.

The preceding description of the $2,000,000 facility is provided as an outline of certain terms of this facility so as to allow for your immediate borrowing availability today. Complete terms and conditions will be contained in the previously mentioned amendment which is expected to be completed next week. All other terms and conditions of the Credit Agreement and related Loan Documents shall continue in full force and effect. Capitalized terms used but not defined in this letter shall have the same meanings attributed to them in the Credit Agreement.

If the foregoing is acceptable, please sign, date and return the original copy of this letter along with the Master Demand Business Loan Note to my attention. Along with these items, please remit checks in the amount of 1) $5,000 which represents a facility fee for set up of this loan and 2) $8,717.92 which represents the past due amount of the fee owing on the unused portion of the previous $9,500,000 facility (billing statement attached).

Contact me directly with any questions.

Sincerely,



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By:    /S/ Robert B. Greene
       ----------------------------
       Robert B. Greene
Its:   First Vice President

Accepted and agreed to this 8th day of October, 1998.
UNIVERSAL STANDARD HEALTHCARE, INC.


By:    /S/ Alan S. Ker
       -----------------------------
       Alan S. Ker, Vice President Finance and Treasurer

UNIVERSAL STANDARD HEALTHCARE OF MICHIGAN, INC.

By:    /S/ Alan S. Ker
       ---------------------------
       Alan S. Ker, Treasurer

UNIVERSAL STANDARD HEALTHCARE OF OHIO, INC.

By:    /S/ Alan S. Ker
       --------------------------
       Alan S. Ker, Treasurer

UNIVERSAL STANDARD HEALTHCARE OF DELAWARE, INC.

By:    /S/ Alan S. Ker
       -------------------------
       Alan S. Ker, Treasurer

A/R CREDIT, INC.

By:    /S/ Alan S. Ker
       --------------------------
       Alan S. Ker, Treasurer

T.P.A., INC.

By:    /S/ Alan S. Ker
       ----------------------------
       Alan S. Ker, Treasurer